TECHNOLOGY SOLUTIONS THAT SHAPE THE FUTURE


June 6, 2005

Dear Shareholder:

We're about to register shares underlying managements' options along with those owned by certain company vendors and consultants who have helped us over the years. This is a bullish development, born of our recent experience in an attempted merger, which I will describe below. But without registering these shares, our options carry little or no value and a limited amount of selling is absolutely necessary in order for unsalaried members of management to continue to serve MHTX. Our commitment to the firm is strong and unwavering, and we continue to receive our compensation primarily in the form of equity options, without receiving cash salaries (they are accrued). I can't say this is "news" because we stated this before in the Letter to Shareholders dated January 1, 2005, however there is a tendency in the capital markets to draw negative inferences, even from positive developments (e.g. Intel exceed its estimates, but not enough...) and so we are coming down on the side of clarity and transparency.

It has been said that experience is what you get when you don't get what you want. Our recent attempt at a merger with a mid-size European technology firm failed, not on the merits, but because their management could not devote the necessary time and resources to complete the deal. In the process of dealing with them, we learned some important things: we can possibly carve out our key fuel-cell technology assets as a separate transaction where these assets could be financed and commercialized for the benefit of you, our shareholder. Moreover, we could create shareholder value by growing ourselves through the merger and acquisition process. Unfortunately, the deal ended, but the idea did not. Your management is pursuing this concept and we are presently involved in conversations and meetings with alternative candidates, tracing similar paths. We must reinvent ourselves to manage the assets and relationships we have. We continue to evolve, and our registration of these underlying shares is part of that evolution. Our primary form of compensation to management will continue to be equity-based.
Thank you again for your continued support, loyalty and interest in our work.

Sincerely,

Marvin Maslow

Chief Executive Officer